As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Social Reality, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

45-2925231

(I.R.S. Employer Identification Number)

456 Seaton Street

Los Angeles, CA  90013

Telephone: (323) 694-9800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mr. Christopher Miglino

Chief Executive Officer

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA  90013

Telephone: (323) 694-9800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

———————

with a copy to:

Brian Pearlman, Esq.

Pearlman Law Group LLP

2200 Corporate Boulevard N.W., Suite 210

Boca Raton, Florida 33431

telephone (561) 362-9595

telecopier (561) 362-9612

From time to time after effectiveness of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.001	1,101,230	$3.30	$3,634,059	$421.19

———————

(1)

Represents shares of Class A common stock issuable upon the exercise of outstanding common stock purchase warrants with an exercise prices ranging from $6.50 to $7.50 per share.  To the extent permitted by Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of Class A common stock, of a currently indeterminable amount, in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the Class A common stock is based on the last sale price of our Class A common stock on the Nasdaq Capital Market on January 25, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2017

PROSPECTUS

Social Reality, Inc.

1,101,230 SHARES OF CLASS A COMMON STOCK

This prospectus relates to periodic offers and sales by the selling security holders of up to 1,101,230 shares of our outstanding Class A common stock issuable upon the exercise of outstanding common stock purchase warrants with exercise prices ranging from $6.50 to $7.50. We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, as described in this prospectus. We will not receive any proceeds from the sale of the shares by the selling security holders.

The shares of our Class A common stock may be offered through public or private transactions at market prices prevailing at the time of sale, at a fixed price or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. In addition, shares of our Class A common stock may be offered from time to time through ordinary brokerage transactions on the NASDAQ Capital Market. The timing and amount of any sale are within the sole discretion of the selling security holders, subject to certain restrictions. See “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol "SRAX." On January 25, 2017 the last reported sale price of our Class A common stock was $3.30 per share.

For a description of the plan of distribution of these shares, please see page 22 of this prospectus.

____________________

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus to read about the risks of investing in our Class A common stock.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2017

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

When used herein, “Social Reality”, “we”, “us” or “our” refers to Social Reality, Inc., a Delaware corporation, and our subsidiaries.

All share and per share information contained in this prospectus gives pro forma effect to the 1:5 reverse stock split of our Class A common stock effective September 22, 2016.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933, as amended, which we refer to as the "Securities Act" with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;

•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

•	obtain a copy from the Securities and Exchange Commission’s website at www.sec.gov.

Our website address is www.socialreality.com. We make available free of charge, through the investor section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

OUR COMPANY

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•	sales of digital media advertising campaigns to advertising agencies and brands;

•	sales of media inventory through real-time bidding, or "RTB," exchanges;

•	sale and licensing of our SRAX Social platform and related media; and

•	creation of custom platforms for buying media on SRAX for large brands.

The core elements of our business are:

•

Social Reality Ad Exchange or "SRAX" – RTB sell side and buy side representation is our technology which assists publishers in delivering their media inventory to the RTB exchanges. The SRAX platform integrates multiple market-leading demand sources including OpenX, Pubmatic and AppNexus. We also build custom platforms that allow our agency partners to launch and manage their own RTB campaigns by enabling them to directly place advertising orders on the platform dashboard and view and analyze results as they occur;

•

SRAXmd is our ad targeting and data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns;

•

SRAX Social, is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. Our team works with customers to identify their needs and then helps them in the creation, deployment and management of their social media presence; and

•	SRAX APP, a recently launched new product, which is a platform that allows publishers and content owners to launch native mobile applications through our SRAX platform.

We offer our customers a number of pricing options including cost-per-thousand-impression, or "CPM", whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and on a monthly service fee.

Corporate information

We are incorporated in Delaware. Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA 90013, and our telephone number is (323) 694-9800. Our fiscal year end is December 31. Except as specifically set forth herein, the information which appears on our website at www.socialreality.com is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our history of losses;

•	our dependence on revenues from a limited number of customers;

•	the impact of our debt obligations on our liquidity and financial condition;

•	our ability to manage our relationships with our publishers;

•	risks associated with loss to access to the Facebook platform;

•	risks associated with loss of access to real time bidding inventory buyers and RTB platforms;

•	our dependence on our executive officers;

•	the continued appeal of Internet advertising;

•	risks related to possible future acquisitions;

•	the possible exercise of the put right by the holder of the Financing Warrant (as hereinafter defined);

•	the possible exercise of the put rights by the holders of the Series B Warrants (as hereinafter defined);

•	the limited market for our Class A common stock;

•	risks associated with securities litigation;

•	our failure to meet financial performance guidance;

•	risks associated with material weaknesses in our internal control over financial reporting;

•	anti-takeover provisions of Delaware law;

•	the possible issuance of shares of our Class B common stock;

•	our failure to attract securities or industry analysts;

•	concentration of ownership by our management;

•	dilution to our stockholders from the exercise of outstanding options and warrants, including those with cashless features;

•	the terms of indemnification agreements with our executive officers and directors; and

•	the impact on the market price of our Class A common stock of sales by the selling security holders.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in Item 1A. - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on March 16, 2016 and our subsequent filings. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

THE TRANSACTIONS

2016 private placement

Between September 30, 2016 and October 31, 2016 we sold an aggregate of 920,000 units of our securities to 25 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(a)(2) and Rule 506(b) of Regulation D. The units were sold at a purchase price of $5.00 per unit resulting in gross proceeds to us of $4.6 million. Each unit consisted of one share of our Class A common stock and one three year Class A Common Stock Purchase Warrant to purchase 0.5 shares of our Class A common stock at an exercise price of $7.50 per share. We agreed to file a registration statement with the Securities and Exchange Commission within 90 days after the final closing in this offering registering for resale the shares of our Class A common stock issuable upon the exercise of the warrants included in the units sold in this offering, together with the shares of our Class A common stock underlying the placement agent warrants. This prospectus is part of that registration statement. In the event we failed to timely file this resale registration, or at any time thereafter that the prospectus contained in the effective resale registration is not available for the issuance of the shares to the holder upon the exercise of the warrant for a period of at least 60 days following the delivery by us of a suspension notice, then the warrants are exercisable on a cashless basis.

T.R. Winston & Company, LLC, a broker-dealer and member of FINRA, acted as placement agent for us in this offering. We paid the placement agent cash commissions totaling $266,000 and in lieu of additional cash commissions totaling $109,956.80, and in reimbursement of certain expenses, we issued its designees 22,392 units in the offering. We also issued its designees three year warrants Placement Agent Warrants to purchase 68,400 shares of our Class A common stock at an exercise price of $7.50 per share. T.R. Winston & Company, LLC has reallocated a portion of the commissions and placement agent warrants to a selected dealer member of the selling group. We also agreed to pay T.R. Winston & Company, LLC a fee of 4% of the proceeds we may receive upon the exercise of the warrants included in the units. We used $2,000,000 of the net proceeds received by us in this offering to further reduce our obligations under the notes issued pursuant to the terms Financing Agreement dated October 30, 2014, as amended, with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders of notes and warrants issued thereunder, which we refer to as the "Financing Agreement," and for general working capital.

2017 Securities Purchase Agreement

On January 4, 2017, we entered into a definitive securities purchase agreement, which we refer to as the "Securities Purchase Agreement," with two fundamental institutional investors for the purchase and sale of an aggregate of 761,905 shares of our Class A common stock and five year Series B Warrants representing the right to acquire up an additional 380,953 shares of our Class A common stock at an exercise price of $7.00 per share. The shares of our Class A common stock and the Series B Warrants were sold in a registered direct offering and we received gross proceeds of $4 million. Simultaneously we conducted a private placement with the same purchasers for no additional consideration of Series A Warrants representing the right to acquire up to an additional 380,953 shares of our Class A common stock at an exercise price of $6.70 per share. The Series A Warrants are exercisable for five years commencing six months from the date of closing of the private sale of the Series A Warrants to the purchasers. The Series A Warrants were issued pursuant to an exemption from registration under the Securities Act in reliance on an exemption provided by Section 4(a)(2) of that act. We refer to the Series A Warrants and the Series B Warrants collectively as the "Purchasers' Warrants."

The net proceeds to us from the offering, after deducting placement agent fees and estimated offering expenses, are approximately $3.84 million. We used these proceeds to satisfy the outstanding notes issued under the terms of the Financing Agreement at which time this senior secured debt was retired.

We agreed to file a registration statement registering the resale of the shares issuable upon the exercise of the Series A Warrants as well as the shares underlying the placement agent warrants issued in connection with this transaction as described below. This prospectus is part of that registration statement.

In accordance with the Nasdaq Marketplace Rules, until such time as our stockholders have approved the Securities Purchase Agreement and the transactions thereunder, we are not obligated to issue any shares of our Class A common stock upon any exercise of the Purchasers’ Warrants, and the holders have no right to receive upon exercise of any of the Purchasers' Warrants any shares of our Class A common stock (after giving effect to the shares of our Class A common stock issued under the Securities Purchase Agreement), to the extent the issuance of such shares of Class A common stock would exceed 20% of our outstanding Class A common stock prior to the transaction. We expect to hold a special meeting of our stockholders as soon as practicable for the purpose of submitting the approval of the Securities Purchase Agreement and the transactions thereunder to our stockholders. Members of our management and board of directors representing approximately 40% of our Class A common stock prior to the transaction executed voting agreements agreeing to vote to approve the Securities Purchase Agreement and the transactions contemplated thereunder at the special meeting of stockholders.

The exercise price of the Purchasers’ Warrants is subject to full ratchet adjustment in certain circumstances, subject to a floor price of $1.20 per share. The adjustment provisions under the terms of the Series A Warrant will be extinguished at such time as our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to the satisfaction of certain equity conditions. In addition, if there is no effective registration statement covering the shares issuable upon the exercise of the Series A Warrants, the warrants are exercisable on a cashless basis. If we fail to timely deliver the shares underlying the warrants, we will be subject to certain buy-in provisions.

Beginning 100 days after the issuance date of the Series B Warrants, at any time the market price of our Class A common stock is less than $5.25 per share, the holders have the right to cashlessly exercise the Series B Warrants for a number of shares of our Class A common stock calculated pursuant to a formula set forth in the Series B Warrants. We have the right, in lieu of delivery of such shares of our Class A common stock, to pay the holder of the Series B Warrants being cashlessly exercised, a specified amount in cash, with a maximum cash payment of $2,500,000. The ability to exercise the Series B Warrants cashlessly will be extinguished at such time as our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to the satisfaction of certain equity conditions.

In the event of any extraordinary transaction, as described in the Purchasers’ Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, the holder will have the right to have the warrants and all obligations and rights thereunder assumed by the successor or acquiring corporation. Also, at the election of the holder of each Purchaser's Warrant, in the event of an extraordinary transaction, we or any successor entity may be required to repurchase such warrant for an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model and the terms of the warrants.

Chardan Capital Markets, LLC, a FINRA member firm, acted as placement agent for us in connection with both the registered direct offering and the concurrent private placement. We paid Chardan Capital Markets, LLC a cash fee equal to $160,000, and reimbursed it for its expenses in connection with the offering in the amount of $15,000. In addition, we issued Chardan Capital Markets, LLC's designees placement agent warrants to purchase 76,190 shares of Class A common stock with an exercise price of $6.50 per share which are exercisable for five years commencing six months from the issuance date.

THE OFFERING

Class A common stock offered by the selling security holders	1,101,230 shares issuable upon the exercise of outstanding common stock purchase warrants with exercise prices ranging from $6.50 to $7.50 per share.

Offering Price	The selling security holders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

Use of proceeds

All of the shares of Class A common stock being offered under this prospectus are being offered and sold by the selling security holder. Although we will receive the exercise price of the warrants if they are exercised for cash by the selling security holders, we will not receive any proceeds from the resale of the shares issuable upon the exercise of the warrants by the selling security holders.

Trading symbol	Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “SRAX.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

Risks Related to our Business

We have a history of losses and there are no assurances we will report profitable operations in the foreseeable future.

We reported an operating loss of $3.9 million and a net loss of $2.9 million for the nine months ended September 30, 2016. We reported net losses of $2.7 million and $4.4 million for 2015 and 2014, respectively. At September 30, 2016 we had an accumulated deficit of $13.0 million. Our future success depends upon our ability to continue to grow our revenues and profits. We do not have any long term agreements with our customers. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations. We may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow beyond what is necessary to fund our ongoing operations and pay our obligations as they become due. If we are able to significantly increase our revenues in future periods, the rapid growth which we are pursuing will strain our organization and we may encounter difficulties in maintaining the quality of our operations. If we are not able to grow successfully, it is unlikely we will be able to generate sufficient cash from operations to pay our operating expenses and service our debt obligations, or report profitable operations in future periods.

Since our acquisition of Steel Media in October 2014, we have become dependent on revenues from a limited number of customers. The decline in total revenues from a principal customer, or a change in margins from this customer, will adversely impact our results of operations in future periods so long as revenues from this customer represent a material portion of our total revenues.

For the nine months ended September 30, 2016 revenues for one customer accounted for 49% of our total revenues and for 2015 revenues from this customer accounted for 48% of our total revenues. While we have continued reporting revenues from this customer in the first nine months of 2016, a significant portion of sales to this customer were made at significantly lower margins as a result of a change in the type of sales being generated. In an effort to mitigate the impact of these low margin revenues from this one customer, during the third quarter of 2016 we undertook several actions including hiring of additional sales personnel in an effort to broaden our customer base, internally reallocating our sales resources in an effort to broaden our product offerings to additional buy-side clients and exploring new channels of revenue. Subsequent to September 30, 2016 these efforts to positively impact our overall gross margins have been met with initial success. Until such time, however, as we are successful in returning our overall gross margins to hear historic levels over multiple quarters, continuing sales at the lower margin level could have material adverse impact on our results of operations and cash flows in future periods.

Our success is dependent upon our ability to effectively expand and manage our relationships with our publishers. We do not have any long term contracts with our publishing partners.

We do not generate our own media inventory. Accordingly, we are dependent upon our publishing partners to provide the media which we sell. We depend on these publishers to make their respective media inventories available to us to use in connection with our campaigns that we manage, create or market. We are not a party to any long term agreements with any of our publishing partners and there are no assurances we will have continued access to the media. Our growth depends, in part, on our ability to expand and maintain our publisher relationships within our network and to have access to new sources of media inventory such as new partner websites and Facebook pages that offer attractive demographics, innovative and quality content and growing Web user traffic volume. Our ability to attract new publishers to our networks and to retain Web publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to, our ability to introduce new and innovative products and services, our pricing policies, and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase media inventory from Web publishers continues to increase. In the event we are not able to maintain effective relationships with our publishers, our ability to distribute our advertising campaigns will be greatly hindered which will reduce the value of our services and adversely impact our results of operations in future periods.

If we were to lose access to the Facebook platform, our SRAX Social growth would be limited and we could lose our existing revenue from these sources.

Facebook currently provides access to companies to build applications on their platform. We have built our SRAX Social platform to use the Facebook application programming interface, or APIs. The loss of access to the Facebook platform would limit our ability to effectively grow a portion of our operations. We are subject to Facebook's standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on the Facebook platform. Facebook reserves the right to change these terms and conditions at any time. Our business would be harmed if Facebook:

•	discontinues or limits access to its platform by us and other application developers;

•

modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

•	establishes more favorable relationships with one or more of our competitors; or

•	develops its own competitive offerings.

We have benefited from Facebook's strong brand recognition and large user base. Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and any changes to those terms of service may be unfavorable to us. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. In the event Facebook makes any changes in the future, we may have to modify the structure of our campaigns which could impact the effectiveness of our campaigns and adversely impact our results of operations in future periods.

If we lose access to RTB inventory buyers our business may suffer.

In an effort to reduce our dependency on any one provider of advertising demand, in the first quarter of 2014 we created a platform that utilizes feeds from a number of demand sources for our inventory. We believe that our proprietary technology assists us in aggregating this demand, as well as providing the tools needed by our publishing partners to evaluate and track the effectiveness of the demand that we are aggregating for them. In the event that we lose access to a majority of this demand, however, our revenues would be impacted and our results of operations would be materially adversely impacted until such time, if ever, as we could secure alternative sources of demand for our inventory.

We depend on the services of our executive officers and the loss of any of their services could harm our ability to operate our business in future periods

Our success largely depends on the efforts and abilities of our executive officers, including Christopher Miglino, Erin DeRuggiero, Kristoffer Nelson and JP Hannan. We are a party to an employment agreement with each of Mr. Miglino, Ms. DeRuggiero and Mr. Hannan, and an agreement with Mr. Nelson pursuant to which he is an "at will" employee. Although we do not expect to lose their services in the foreseeable future, the loss of any of them could materially harm our business and operations in future periods until such time as we were able to engage a suitable replacement.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

•	a decline in the rates that we can charge for advertising and promotional activities;

•	our inability to create applications for our customers;

•	Internet advertisements and promotions are, by their nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

•	companies may prefer other forms of Internet advertising and promotions that we do not offer;

•	the quality or placement of transactions, including the risk of non-screened, non-human inventory and traffic, could cause a loss in customers or revenue; and

•	regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Additional acquisitions may disrupt our business and adversely affect results of operations.

We may pursue acquisitions in an effort to increase revenue, expand our market position, add to our technological capabilities, or for other purposes. However, any future acquisitions would likely involve risk, including the following:

•

the identification, acquisition and integration of acquired businesses requires substantial attention from management. The diversion of management's attention and any difficulties encountered in the transition process could hurt our business;

•

the anticipated benefits from an acquisition may not be achieved, we may be unable to realize expected synergies from an acquisition or we may experience negative culture effects arising from the integration of new personnel;

•	difficulties in integrating the technologies, solutions, operations, and existing contracts of the acquired business;

•	we may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution;

•

to pay for future acquisitions, we could issue additional shares of our Class A common stock or pay cash, raised through equity sales or debt issuance. The issuance of any additional shares of our Class A common stock would dilute the interests of our current stockholders, and debt transactions would result in increased fixed obligations and would likely include covenants and restrictions that would impair our ability to manage our operations; and

•	new business acquisitions can generate significant intangible assets that result in substantial related amortization charges and possible impairments.

While our general growth strategy includes identifying and closing additional acquisitions, we are not presently a party of any agreements or understandings. There are no assurances we will acquire any additional companies.

We granted the Financing Warrant holder a put right. The possible exercise of this put right could materially impact our liquidity in future periods and will be dilutive to our existing stockholders.

Pursuant to the Financing Agreement, we issued to the lender a five year warrant to purchase 580,000 shares of our Class A common stock at an exercise price of $5.00 per share, subject to adjustment, which we refer to as the "Financing Warrant." Although we have satisfied all amounts due under the notes issued pursuant to the Financing Agreement, the Financing Warrant remains in effect. Pursuant to the Financing Warrant, as amended, the warrant holder has the right, at any time after May 20, 2017 but prior to October 30, 2019, to exercise its put right to sell to us all or any portion of the Financing Warrant that has not been previously exercised at a price equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of 50% of our total consolidated revenue for the trailing 12-month period ending with our then-most recently completed fiscal quarter, or $1,500,000. We then have 45 days from the delivery date of the put notice to pay the put amount. If the holder of the Financing Warrant was to exercise this put right, our liquidity would be adversely impacted and we may not have sufficient working capital to fund our ongoing operations or pay our other obligations as they become due. In addition, the resale of the shares of our Class A common stock which are issuable upon the exercise of the Financing Warrant are covered by an effective registration statement. The issuance of those shares upon the possible exercise of the Financing Warrant will be dilutive to our existing stockholders.

The terms of the Purchasers' Warrants we issued under the Securities Purchase Agreement include cashless exercise rights, full ratchet adjustments and a put right. The possible exercise of these rights could materially impact our liquidity in future periods and deprive us of additional proceeds through the exercise of the warrants.

Both the Series A Warrants and the Series B Warrants contain so-called full-ratchet anti-dilution provisions, subject to a floor price of $1.20 per share. This generally means that if we issue certain additional securities while the warrants are outstanding that have an exercise price less than the then current exercise price of either the Series A Warrants or the Series B Warrants, or both, as the case may be, the exercise price of those warrants would be reduced to this lower exercise price, subject to the floor price. The adjustment provisions under the terms of the Series A Warrant will be extinguished at such time as our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to the satisfaction of certain equity conditions. These anti-dilution provisions could result in significant additional dilution to our stockholders and may make it more difficult to raise additional capital in future periods.

The Series A Warrants are exercisable on a cashless basis as at any time there is not an effective registration statement covering the shares of our Class A common stock issuable upon the exercise of the Series A Warrants. Beginning 100 days after the issuance date and thereafter during the term of the Series B Warrants, the warrant holders have the right to exercise the Series B Warrants on a cashless basis under certain circumstances. Subject to our compliance with certain equity conditions, we have the right to satisfy this obligation in cash up to a maximum of $2.5 million. If the holders of the Series B Warrants were to exercise the warrant on a cashless basis and it was satisfied through the issuance of additional shares of our Class A common stock, the issuance of those shares would be dilutive to our stockholders. If we elected to satisfy that obligation through a cash settlement our liquidity would be adversely impacted and we may not have sufficient working capital to fund our ongoing operations or pay our other obligations as they become due.

Risks Related to this Offering and Ownership of our Securities

We do not know whether an active, liquid and orderly trading market will develop for our Class A common stock will be developed and as a result it may be difficult for you to sell your shares of our Class A common stock.

Prior to October 13, 2016 our Class A common stock was quoted on the OTCQB Tier of the OTC Markets and it was thinly traded. On October 13, 2016 our Class A common stock began trading on the Nasdaq Capital Market and since that date a limited trading market has developed. An active trading market in our Class A common stock may never develop. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of Class A common stock as consideration. The market price of our securities may be volatile, and you could lose all or part of your investment.

The trading price of the shares of our Class A common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the success of competitive products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	the level of expenses;

•	actual or anticipated changes in estimates s to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A common stock by us, our insiders or our other stockholders;

•	market conditions in the technology sectors; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and advertising technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. The realization of any of these risks could have a dramatic and material adverse impact on the market price of the shares of our Class A common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of the shares of our Class A common stock may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. To the extent that any claims or suits are brought against us and successfully concluded, we could be materially adversely affected, jeopardizing our ability to operate successfully. Furthermore, our human and capital resources of could be adversely affected by the need to defend any such actions, even if we are ultimately successful in our defense.

Failure to meet the financial performance guidance or other forward-looking statements we have provided to the public could result in a decline in our stock price.

We have previously provided, and may provide in the future, public guidance on our expected financial results for future periods. Although we believe that this guidance provides investors with a better understanding of management's expectations for the future and is useful to our stockholders and potential stockholders, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed the guidance we have provided. If our financial results for a particular period do not meet our guidance or if we reduce our guidance for future periods, the market price of our Class A common stock may decline.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in our Annual Report on Form 10-K for the year ended December 31, 2015, our management has determined that, as of December 31, 2015, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. We have yet to fully remediate the previously identified material weaknesses disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014. While we have never been required to restate our consolidated financial statements, the existence of the continuing material weaknesses in our internal control over financial reporting increases the risk that a future restatement of our consolidated financials is possible.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

The two class structure of our Class A common stock could have the effect of concentrating voting control with a limited group.

Our authorized capital includes two classes of common stock which have different voting rights. Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. The shares of our Class B common stock were originally held by two of our executive officers who were the founders of our company, but these shares were converted into shares of our Class A common stock in October 2013. While there are presently no shares of Class B common stock outstanding, in the future our board could choose to issue shares to one or more individuals or entities. As a result of the voting rights associated with the Class B common stock, those individuals or entities could have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated voting control could limit your ability to influence corporate matters and could adversely affect the price of our Class A common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the trading price of our Class A common stock and trading volume could decline.

The trading market for our shares of our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our shares of Class A common stock. If no securities or industry analysts commence coverage of our company, the trading price for our shares of our Class A common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our shares of Class A common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the trading price of our shares of Class A common stock and trading volume to decline.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control

Our Class A common stock ownership is highly concentrated. Members of our board of directors and our executive officers beneficially own or control approximately 27% of our total outstanding shares of Class A common stock. As a result of the concentrated ownership of the stock, our board of directors may be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our Class A common stock.

Certain of our outstanding warrants contain cashless exercise provisions which means we will not receive any cash proceeds upon their exercise.

At December 31, 2016 we had common stock warrants outstanding to purchase an aggregate of 2,776,863 shares of our Class A common stock with an average exercise price of $6.17 per share which are exercisable on a cashless basis. These warrants, which include the warrants issued in the 2016 private placement, are in addition to the Purchasers' Warrants. This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. It is possible that the warrant holders will use the cashless exercise feature which will deprive us of additional capital which might otherwise be obtained if the warrants were exercised on a cash basis.

The elimination of monetary liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors and officers to our company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law. We are also parties to separate indemnification agreements with certain of our directors and our officers which, subject to certain conditions, require us to advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even if such actions, if successful, might otherwise benefit us or our stockholders.

If the selling security holders all elect to sell their shares of our Class A common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

USE OF PROCEEDS

If the selling security holders who acquired warrants in the 2016 private placement exercise all of those warrants in full for cash, we will receive approximately $4,099,400. We will use the net proceeds, after payment of a 4% warrant exercise fee to the placement agent in the offering, for working capital. If the selling security holders who acquired warrants under the terms of the Securities Purchase Agreement exercise all of those warrants in full for cash, we will receive approximately $5.7 million which we will use for working capital. There are no assurances, however, that any of these warrants will be exercised. We will not receive any proceeds from the resale of the shares of our Class A common stock by the selling security holders issuable upon the exercise of the warrants.

SELLING SECURITY HOLDERS

At January 25, 2017 we had 7,806,840 shares of our Class A common stock issued and outstanding. This prospectus relates to periodic offers and sales by the selling security holders and their pledgees, donees and other successors in interest of up to 1,101,230 shares of our Class A common stock which are issuable upon the exercise of the warrants held by the selling security holders which were acquired as described earlier in this prospectus.

The following table sets forth:

•

the names of the selling security holders;

•

the number of Class A common shares owned; and

•

the number of Class A common shares being registered for resale by the selling security holders.

The information concerning beneficial ownership has been provided by the selling security holders or was obtained from our records, and such information may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. For the purposes of the following table, the number of shares of Class A common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the selling security holder has the right to acquire within 60 days of the date of this prospectus.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. Because the selling security holders may sell some or all of the shares registered hereby, and because to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holder upon termination of any offering made hereby. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares of our Class A common stock covered by this prospectus will be sold by the selling security holders.

Name of selling stockholder	No. of shares beneficially owned	No. of shares being registered	No. of shares owned after the offering	% owned after the offering

Pacific Capital Management, LLC (1)(2)	263,500	60,000	203,500	2.6%
J. Steven Emerson IRA R/O II, Pershing LLC as Custodian (1)(3)	361,000	82,500	278,500	3.5%
Bryan Ezralow as Trustee of the Bryan Ezralow 1993 Trust UTD 12/22/1994 (1)(4)	230,727	30,000	200,727	2.6%
EZ MM&B Holdings, LLC (1)(5)	105,000	15,000	90,000	1.1%
Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust UTD 11/26/1997 (1)(6)	90,000	10,000	80,000	1.0%
Marshall S. Ezralow Roth IRA, Pershing LLC as Custodian (1)(7)	135,000	15,000	120,000	1.5%
Rajeev K. Jindal (1)(9)	15,000	5,000	10,000	*
Peter J. Ghiloni (1)(10)	30,000	10,000	20,000	*
Gary Frazier and Karen Frazier, JTWROS (1)(11)	30,000	10,000	20,000	*
Mark S. Mahoney (1)(12)	15,000	5,000	10,000	*
Peter J. Fioretti Roth IRA (1)(12)	60,000	20,000	40,000	*
Vestal Venture Capital (1)(14)	30,000	10,000	20,000	*
Ludisa Inc. (1)(15)	30,000	10,000	20,000	*
Thomas Kaplan (1)(16)	7,500	2,500	5,000	*
Mainstar Trust Custodian FBO Greg D. Miller IRA (1)(17)	45,000	15,000	30,000	*
Carl A. Falacara and Diane C. Falacara JTWROS (1)(18)	15,000	5,000	10,000	*
Peter Schlesinger (1)(19)	60,000	20,000	40,000	*

Hardy L. Thomas HTTT Exemption Share Trust (1)(20)	60,000	20,000	40,000	*
Hardy L. Thomas 401k Plan (1)(21)	75,000	25,000	50,000	*
Series GX of Oxford Insurance Co., LLC (1)(22)	30,000	10,000	20,000	*
Charles G. Monnett III (1)(23)	30,000	10,000	20,000	*
Steven Antebi (1)(24)	459,500	167,500	292,000	3.7%
T.R. Winston & Company, LLC (1)(25)	341,824	37,987	303,837	3.8%
G. Tyler Runnels and Jasmine N. Runnels TTEE The Runnels Family Trust DTD 1-11-2000 (1)(26)	85,000	30,000	55,000	*
Karen Kang (1)(27)	13,000	10,000	3,000	*
Russell Steward (1)(28)	9,000	5,000	4,000	*
Noble Financial Capital Markets (1)(29)	3,600	3,600	0	—
Empery Asset Master, Ltd. (8)(30)	491,088	122,772	368,316	4.6%
Empery Tax Efficient, LP (8)(31)	255,200	63,800	191,400	2.4%
Empery Tax Efficient II, LP (8)(32)	396,572	99,143	297,429	3.8%
Hudson Bay Master Fund, Ltd. (8)(33)	362,122	95,238	266,884	3.4%
Chardan Capital Markets, LLC (1)(34)	14,576	14,576	0	—
Jonathan Schechter (1)(35)	25,000	25,000	0	—
Joseph Reda (1)(35)	25,000	25,000	0	—
Tyler Berry (1)(36)	11,614	11,614	0	—
		1,101,230

———————

*

represents less than 1%

(1)

The number of shares offered by each selling security holder represents shares of our Class A common stock issuable upon the exercise of the warrants. Under the terms of the warrants, as well as other outstanding warrants to purchase shares of our Class A common stock held by the selling security holder, a holder may not exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding shares of Class A common stock following such exercise. This limitation may be increased to 9.99% at the holder's option upon 61 days notice to us.

(2)

The number of shares of Class A common stock owned includes 80,000 shares underling common stock purchase warrants. Mr. Jonathan Glaser, Managing Member, has voting and dispositive control over securities owned by Pacific Capital Management, LLC. The number of shares owned by Pacific Capital Management, LLC excludes any securities held of record by Mr. Glaser's family trust.

(3)

The number of shares of Class A common stock owned includes 172,500 shares underlying common stock purchase warrants. The number of shares owned excludes shares held individually by Mr. Emerson or by entities over which he has voting and dispositive control.

(4)

The number of shares of Class A common stock owned includes 70,000 shares underlying common stock purchase warrants. The number of shares owned excludes shares held individually by Mr. Ezralow or by entities over which he has voting and dispositive control. See footnote 5.

(5)

The number of shares of Class A common stock owned includes 35,000 shares underlying common stock purchase warrants. Messrs. Bryan Ezralow, Marc Ezralow and Marshall Ezralow have shared voting and dispositive control over securities held of record by EZ MM&B Holdings, LLC. The number of shares owned excludes shares held by entities over which they have voting and dispositive control. See footnotes 4, 6 and 7.

(6)

The number of shares of Class A common stock owned includes 30,000 shares underlying common stock purchase warrants. The number of shares owned excludes shares held by an entity over which Mr. Ezralow has voting and dispositive control. See footnote 5.

(7)

The number of shares of Class A common stock owned includes 45,000 shares underlying common stock purchase warrants. The number of shares owned excludes shares held by an entity over which Mr. Ezralow has voting and dispositive control. See footnote 5.

(8)

Pursuant to the terms of the Purchasers' Warrants held by this holder, the holder cannot exercise the warrants to the extent the holder and its affiliates would beneficially own, after any such exercise, more than 9.99% of the outstanding shares of our Class A common stock (the "Blocker"). In addition, until such time as our stockholders have approved the transactions pursuant to the Securities Purchase Agreement, this holder of Series B Warrants does not have the right to receive upon exercise of the warrant any shares of our Class A common stock to the extent the issuance of such shares would exceed would be more than 20% of our Class A common stock immediately preceding the offering. Accordingly, the actual number of shares of our Class A common stock beneficially owned by this holder, after giving effect to the Blocker, is less than the number of shares of our Class A common stock set forth in the foregoing table.

(9)

The number of shares owned includes 5,000 shares underlying warrants.

(10)

The number of shares owned includes 10,000 shares underlying warrants.

(11)

The number of shares owned includes 10,000 shares underlying warrants.

(12)

The number of shares owned includes 5,000 shares underlying warrants.

(13)

The number of shares owned includes 20,000 shares underlying warrants.

(14)

The number of shares of Class A common stock owned includes 10,000 shares underling warrants. Mr. Allan R. Lyons, Managing Partner of the Managing General Partner, has voting and dispositive control over securities owned by Vestal Venture Capital.

(15)

The number of shares of Class A common stock owned includes 10,000 shares underling warrants. Ms. Leonor Celina Uribe de Fernandez has voting and dispositive control over securities owned by Ludisa Inc.

(16)

The number of shares owned includes 2,500 shares underlying warrants.

(17)

The number of shares owned includes 15,000 shares underlying warrants.

(18)

The number of shares owned includes 5,000 shares underlying warrants.

(19)

The number of shares owned includes 20,000 shares underlying warrants.

(20)

The number of shares of Class A common stock owned includes 20,000 shares underling warrants. The number of shares owned excludes shares held individually by Mr. Thomas or entities over which he has voting and dispositive control. See footnote 21.

(21)

The number of shares of Class A common stock owned includes 25,000 shares underling warrants. The number of shares owned excludes shares held individually by Mr. Thomas or entities over which he has voting and dispositive control. See footnote 20.

(22)

The number of shares of Class A common stock owned includes 10,000 shares underling warrants. Mr. Ronald J. Leonhardt, Jr. has voting and dispositive control over securities owned by Series GX of Oxford Insurance Co., LLC.

(23)

The number of shares owned includes 10,000 shares underlying warrants.

(24)

The number of shares of Class A common stock owned includes 167,500 shares underlying common stock purchase warrants.

(25)

The number of shares of Class A common stock owned includes 224,324 shares underlying common stock purchase warrants, including Series A Warrants. Mr. G. Tyler Runnels has voting and dispositive control over securities held of record by T.R. Winston & Company, LLC. The number of shares owned excludes shares held by entities over which Mr. Runnels has voting and dispositive control. See footnote 26.

(26)

The number of shares of Class A common stock owned includes 85,000 shares underlying common stock purchase warrants. Mr. G. Tyler Runnels has voting and dispositive control over securities held of record by The Runnels Family Trust. The number of shares owned excludes shares held by entities over which Mr. Runnels has voting and dispositive control. See footnote 25.

(27)

The number of shares of Class A common stock owned includes 10,000 shares underlying common stock purchase warrants.

(28)

The number of shares of Class A common stock owned includes 5,000 shares underlying common stock purchase warrants.

(29)

The number of shares of Class A common stock owned includes 3,600 shares underling warrants.

(30)

The number of shares beneficially owned includes 245,544 shares of Class A common stock held by Empery Asset Master, Ltd. ("EAM") and up to 122,772 shares of Class A common stock issuable upon exercise of Series B Warrants held by EAM, but excludes an additional 122,772 shares of Class A common stock issuable upon the exercise of Series A Warrants held by EAM which are not until July 6, 2017. Empery Asset Management LP, the authorized agent of EAM, has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these shares.

(31)

The number of shares beneficially owned includes 127,600 shares of Class A common stock held by Empery Tax Efficient, LP ("ETE") and up to 63,800 shares of Class A common stock issuable upon exercise of Series B Warrants held by ETE, but excludes an additional 63,800 shares of Class A common stock issuable upon the exercise of Series A Warrants held by ETE which are not until July 6, 2017. Empery Asset Management LP, the authorized agent of ETE, has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these shares.

(32)

The number of shares beneficially owned includes 198,286 shares of Class A common stock held by Empery Tax Efficient II, LP ("ETE II") and up to 99,143 shares of Class A common stock issuable upon exercise of Series B Warrants held by ETE II, but excludes an additional 99,143 shares of Class A common stock issuable upon the exercise of Series A Warrants held by ETE II which are not until July 6, 2017. Empery Asset Management LP, the authorized agent of ETE II, has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power of the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim beneficial ownership of these shares.

(33)

The number of shares beneficially owned includes 171,646 shares of Class A common stock held by Hudson Bay Master Fund, Ltd. ("Hudson Bay") and up to 95,238 shares of Class A common stock issuable upon exercise of Series B Warrants held by Hudson Bay, but excludes an additional 95,238 shares of Class A common stock issuable upon the exercise of Series A Warrants held by Hudson Bay which are not until July 6, 2017. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities.

(34)

The number of shares owned includes 14,576 shares underlying warrants.

(35)

The number of shares owned includes 25,000 shares underlying warrants.

(35)

The number of shares owned includes 11,614 shares underlying warrants.

Certain of the selling security holders are broker-dealers or affiliates of broker-dealers, including:

•

T.R. Winston & Company, LLC which has provided investment banking services to us and acted as placement agent for us in several private offerings between 2013 and 2016, including our most recent private offering in September 2016 and October 2016. In lieu of a cash placement agent commission totaling $109,956.80, and in reimbursement of certain expenses, T.R. Winston & Company, LLC received 22,392 units in the offering. It was also entitled to receive warrants identical to the warrants sold in the offering to purchase 15,200 shares of our Class A common stock at an exercise price of $7.50 per share as partial compensation for its placement agent services. T.R. Winston & Company, LLC transferred the rights to certain of these warrants to G. Tyler Runnels, its Chairman and CEO through his family trust, as well as two employees, Karen Kang and Russell Steward, as compensation in the ordinary course of its business;

•

Noble Financial Capital Markets acted as selling agent for T.R. Winston & Company, LLC in the private offering and as partial compensation for its services received warrants to purchase 3,600 shares of our Class A common stock; and

•

Chardan Capital Markets, LLC acted as placement agent for us in the offering and sale of securities pursuant to the Securities Purchase Agreement. As partial compensation for its services it entitled to receive placement agent warrants to purchase 76,190 shares of our Class A common stock at an exercise price of $6.50 per share. Chardan Capital Markets, LLC transferred a portion of the rights to certain of these warrants to Messrs. Jonathan Schechter, Joseph Reda and Tyler Berry, as compensation in the ordinary course of its business.

Except as set forth above, none of the selling security holders are broker-dealers or affiliates of broker-dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

Each selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Class A common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

Certain of the selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Because certain of selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Class A common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, including by compliance with Rule 172 under the Securities Act.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to pay all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sales by the selling security holders.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Law Group LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431.

EXPERTS

Our consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statement of operations, stockholders' deficit and cash flows for the years ended December 31, 2015 and 2014 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 as filed on March 16, 2016;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2016 as filed on November 14, 2016; and

•	our Current Report on Forms 8-K as filed on January 4, 2017, January 12, 2017, January 20, 2017 and January 27, 2017.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, Social Reality, Inc., 456 Seaton Street, Los Angeles, CA 90013.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

In addition to the indemnification provided under our certificate of incorporation and by-laws, we have entered into separate indemnification agreements with certain of our executive officers and directors. Under these agreements, we have agreed to indemnify the individual (in excess of statutory indemnification) in connection with the occurrence of an indemnifiable event (as that term is defined in the agreement) against any and all expenses, including attorney's fees, judgments, ERISA excise taxes and penalties, amounts paid in settlement, costs of investigating and defending a proceeding and all other fees, costs and expenses associated therewith. We expect to enter into similar agreements with our remaining directors in the near future.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The estimated expenses payable by Social Reality, Inc. in connection with the distribution of the securities being registered are as follows:

SEC registration and filing fee	$421.19
Legal fees and expenses	7,500.00
Accounting fees and expenses	5,000.00
EDGAR fees and printing costs	1,500.00
Transfer agent fees	500.00
Blue Sky fees and expenses	500.00
Miscellaneous	78.81
TOTAL	$14,000.00

All fees and expenses other than the SEC registration and filing fee are estimated.

Item 15.

Indemnification of Directors and Officers.

Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

We have also entered into indemnification agreements with certain of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Social Reality, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We maintain director and officer liability insurance providing insurance protection for specified liabilities under specified term.

Item 16.

Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.

Undertakings.

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on January 27, 2017.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher Miglino his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Christopher Miglino Christopher Miglino	Chairman of the Board of Directors, Chief Executive Officer; principal executive officer	January 27, 2017

/s/ Erin DeRuggiero Erin DeRuggiero	Chief Innovations Officer, director	January 27, 2017

/s/ Kristoffer Nelson Kristoffer Nelson	Chief Operating Officer, director	January 27, 2017

/s/ Joseph P. Hannan Joseph P. Hannan	Chief Financial Officer, principal financial and accounting officer	January 27, 2017

/s/ Marc Savas Marc Savas	Director	January 27, 2017

/s/ Malcolm Casselle Malcolm Casselle	Director	January 27, 2017

/s/ Derek J. Ferguson Derek J. Ferguson	Director	January 27, 2017

/s/ Rodney J. Dillman Rodney J. Dillman	Director	January 27, 2017

/s/ Anthony William Packer Anthony William Packer	Director	January 27, 2017

Index to Exhibits

Exhibit No	Exhibit
4.1	Form of Class A common stock purchase warrant (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K as filed with the SEC on October 6, 2016).
4.2	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on January 4, 2017).
4.3	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed with the SEC on January 4 2017).
4.4	Form of placement agent warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed with the SEC on January 4, 2017).
5.1	Opinion of Pearlman Law Group LLP *
10.1	Securities Purchase Agreement, dated as of January 4, 2017 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed with the SEC on January 4, 2017).
23.1	Consent of RBSM LLP *
23.2	Consent of Pearlman Law Group LLP (included in Exhibit 5.1)*
24.1	Power of attorney (included on signature page)

*

filed herewith.